AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT dated 2nd day of August 2012 (the “Amendment”) is made to the Agreement dated the 3rd of June 2003 (the “Agreement”) between Jan Nieman (“Mr. Nieman”) and Quaker Chemical Limited and Quaker Chemical B.V. (collectively, “Quaker”).

NOW, THEREFORE, in consideration of the mutual promises herein, and for other good and valuable consideration, the parties agree that the Agreement is amended as follows:

1.	The following provision shall be added to the Agreement as new Section 17. TERMINATION:

In the event that Quaker in its sole discretion and at any time terminates this Agreement with Mr. Nieman (other than for Termination for Cause, death, disability, or normal retirement age), Quaker agrees to provide Mr. Nieman with reasonable out-placement assistance and a severance payment (contingent upon Mr. Nieman executing a form of release satisfactory to Quaker) that shall be in accordance with Dutch legal practice but with a minimum of twelve (12) months’ base salary calculated at Mr. Nieman’s then current rate.

2.           Except as set forth above, the parties confirm that all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

3.           This Amendment may be executed in one or more counterparts, all of which will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile transmission) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the date first above written.

Jan Nieman	QUAKER CHEMICAL LIMITED

By: /s/ Jan Nieman	By: /s/ Michael F. Barry

QUAKER CHEMICAL B.V.

By: /s/ D. Jeffry Benoliel